Exhibit 99.01

OGE Energy Corp. reports earnings for 2014 and outlook for 2015

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP, today reported earnings of $1.98 per average diluted share in 2014, compared with earnings of $1.94 per average diluted share in 2013.

In 2014, OG&E, a regulated electric utility, reported net income of $292 million and contributed $1.46 per diluted share, compared with $293 million, or $1.47 per diluted share in 2013. Enable Midstream issued cash distributions to OGE of approximately $144 million and contributed earnings of $102 million, or $0.51 per diluted share in 2014, compared to earnings of $100 million, or $0.50 per diluted share in 2013. The holding company posted earnings of $0.01 per diluted share in 2014, compared to a loss of $.03 per share in 2013. The loss at the holding company in 2013 was primarily associated with the transaction costs associated with the formation of Enable Midstream Partners.

“We’re pleased to report another year of solid financial and operating performance,” said OGE Energy Corp. Chairman and CEO Pete Delaney. “The utility ranks very high in customer satisfaction surveys. We continue to control our costs and invest to improve the quality of service to our customers. Our cash distributions from Enable will continue to support our 10% dividend growth rate, our environmental compliance plan and other key programs.”

Fourth Quarter results
For the three months ended Dec. 31, 2014, OGE Energy reported earnings of $0.29 per diluted share, compared with $0.29 per diluted share in the fourth quarter of 2013.

Discussion of 2014 results

OGE Energy reported consolidated gross margin of $1.3 billion in 2014, compared with $1.4 billion in 2013. Operating income was $537 million in 2014, compared with $554 million in 2013. Net income was $396 million in 2014, compared with $388 million in 2013.

OG&E reported gross margin of $1.3 billion in 2014, which was approximately $50 million higher than 2013. Though gross margin was higher year-over-year driven primarily by transmission revenues and customer growth, it was negatively impacted by mild summer weather. Offsetting the slight increase in gross margin were higher depreciation expenses and higher operating and interest expenses in 2014 as compared to 2013. As a result, OG&E's net income decreased by $1 million from $293 million in 2013 to $292 million in 2014.

Natural Gas Midstream Operations earnings contributed to OGE were $102 million for 2014 compared to $100 million in 2013. Offsetting the higher, year over year margins was a one-time benefit of approximately $21 million resulting from the formation of the Enable Midstream partnership in 2013.

2015 Outlook
OG&E is projected to earn $1.41 to $1.49 per average diluted share. Cash distributions from Enable Midstream Partners are expected to be between $139 million and $142 million.  Additionally, OGE Energy consolidated earnings guidance for 2015 is $1.76 to $1.89 per average diluted share. The guidance assumes approximately 200 million average diluted shares outstanding and normal weather for the year.  More information regarding the Company’s 2015 earnings guidance and the Company’s 2014 financial results is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Live Webcast
OGE Energy will host a live webcast for discussion of the results of 2014 and the 2015 outlook on Thursday, February 26, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 813,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 26.3 percent limited partner interest and a 50 percent general partner interest of Enable Midstream Partners LP, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries including the demand for natural gas, natural gas liquids, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2014.

Non-GAAP Financial Measures

OG&E has included in this release the non-GAAP financial measure Gross Margin. Gross Margin is defined by OG&E as operating revenues less fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

Reconciliation of Gross Margin to Revenue:

	OGE Energy Corp.		OG&E
	Year ended		Year ended
	December 31,		December 31,
(Dollars in Millions)	2014	2013	2014	2013
Operating revenues	$2,453.1	$2,867.7	$2,453.1	$2,262.2
Cost of sales	1,106.6	1,428.9	1,106.6	965.9
Gross Margin	$1,346.5	$1,438.8	$1,346.5	$1,296.3

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In millions, except per share data)
OPERATING REVENUES
Electric Utility	$526.2	$508.9	$2,453.1	$2,259.7
Natural Gas Midstream Operations	—	—	—	608.0
Total operating revenues	526.2	508.9	2,453.1	2,867.7
COST OF SALES
Electric Utility	237.0	232.3	1,106.6	950.0
Natural Gas Midstream Operations	—	—	—	478.9
Total cost of sales	237.0	232.3	1,106.6	1,428.9
OPERATING EXPENSES
Other operation and maintenance	107.7	117.0	439.6	489.2
Depreciation and amortization	74.2	65.6	281.4	297.3
Taxes other than income	22.2	20.7	88.7	98.8
Total operating expenses	204.1	203.3	809.7	885.3
OPERATING INCOME	85.1	73.3	536.8	553.5
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	40.7	37.4	172.6	101.9
Allowance for equity funds used during construction	1.2	2.2	4.2	6.6
Other income	6.1	6.4	17.8	31.8
Other expense	(3.2)	(6.3)	(14.4)	(22.2)
Net other income	44.8	39.7	180.2	118.1
INTEREST EXPENSE
Interest on long-term debt	35.4	34.9	144.6	145.6
Allowance for borrowed funds used during construction	(0.7)	(1.1)	(2.4)	(3.4)
Interest on short-term debt and other interest charges	1.2	1.5	6.2	5.3
Interest expense	35.9	35.3	148.4	147.5
INCOME BEFORE TAXES	94.0	77.7	568.6	524.1
INCOME TAX EXPENSE	35.6	20.1	172.8	130.3
NET INCOME	58.4	57.6	395.8	393.8
Less: Net income attributable to noncontrolling interests	—	—	—	6.2
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$58.4	$57.6	$395.8	$387.6

BASIC AVERAGE COMMON SHARES OUTSTANDING	199.4	198.5	199.2	198.2
DILUTED AVERAGE COMMON SHARES OUTSTANDING	199.5	199.6	199.9	199.4

BASIC EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.29	$0.29	$1.99	$1.96

DILUTED EARNINGS PER AVERAGE COMMON SHARES ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.29	$0.29	$1.98	$1.94

DIVIDENDS DECLARED PER COMMON SHARE	$0.25000	$0.22500	$0.95000	$0.85125

OGE Energy Corp.
financial and statistical data
(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$186.9	$191.5	$925.5	$901.4
Commercial	129.1	126.0	583.3	554.2
Industrial	50.0	49.6	224.5	220.6
Oilfield	41.9	40.5	188.3	176.4
Public authorities and street light	48.0	49.0	220.3	214.3
Sales for resale	11.6	13.7	52.9	59.4
System sales revenues	467.5	470.3	2,194.8	2,126.3
Off-system sales revenues	16.1	3.5	94.1	14.7
Other	42.6	35.1	164.2	121.2
Total operating revenues	$526.2	$508.9	$2,453.1	$2,262.2
Sales of electricity - Megawatt-hour sales by classification
Residential	2.1	2.2	9.4	9.4
Commercial	1.7	1.8	7.2	7.1
Industrial	0.9	0.9	3.8	3.9
Oilfield	0.8	0.9	3.4	3.4
Public authorities and street light	0.8	0.8	3.2	3.2
Sales for resale	0.2	0.2	1.0	1.2
System sales	6.5	6.8	28.0	28.2
Off-system sales	0.3	0.1	2.2	0.4
Total sales	6.8	6.9	30.2	28.6
Number of customers	814,982	806,940	814,982	806,940
Weighted average cost of energy per kilowatt-hour - cents
Natural gas	3.724	4.159	4.506	3.905
Coal	2.169	2.213	2.152	2.273
Total fuel	2.499	2.757	2.752	2.784
Total fuel and purchased power	3.312	3.224	3.493	3.178
Degree days
Heating - Actual	1,289	1,505	3,569	3,673
Heating - Normal	1,329	1,329	3,349	3,349
Cooling - Actual	129	88	2,114	2,106
Cooling - Normal	74	74	2,092	2,092